Exhibit 10.14

Equity Transfer Agreement

This equity transfer agreement (hereinafter referred to as the “Agreement”) was signed by the following parties in Shanghai, China on May 10, 2018:

1.	Ningbo Meishan Bonded Harbor Zone Xinxiang Investment Management L.P., formerly known as Beijing Chehejia Technology L.P., a limited partnership established and existing under the laws of China (hereinafter referred to as the “Transferor”)

2.	Shanghai Cango Investment and Management Consultation Service Co., Ltd., a limited liability company established and existing under the laws of China (hereinafter referred to as the “Transferee)

(The above parties are individually referred to as a “party” and collectively as “parties”).

Preamble

Whereas:

1.	Shanghai Autohome Financing Lease Co., Ltd. (hereinafter referred to as the “Target Company”) is a sino-foreign joint venture that is mainly engaged in financial leasing business with a registered capital of RMB300 million (300,000,000).

2.	The Transferor is the existing shareholder of the Target Company and holds 25% of the equity interests corresponding to the registered capital of RMB75,000,000 of the Target Company (hereinafter referred to as “the Underlying Equity”).

3.	The Transferor agrees to transfer the Underlying Equity held by it to the Transferee. According to the terms and conditions of the Agreement, the Transferee agrees to accept the transfer of the Underlying Equity held by the Transferor (hereinafter referred to as the “Transaction”).

In order to successfully implement the above matters, the parties reached the Agreement on relevant issues so as to comply with it.

Chapter I Definition and Interpretation

1.1	Definition

For the purposes of the Agreement, unless the context requires a different meaning, the terms below shall have the following meanings (for ease of reading, the following terms are in alphabetical order of their initial pinyin ):

Warranties: any representations and warranties made by the Transferor and the Transferee under the Agreement;

Industrial and Commercial Bureau: the State Administration for Industry and Commerce of China or its authorized local agencies;

Delivery Date: the date on which the Transferee pays the transfer price of all equity interests to the Transferor according to the Agreement.

1 / 11

Transaction: the transaction of equity transfer between the Transferor and the Transferee of the Agreement;

Completion of the Transaction: the completion of the equity transfer in accordance with the Agreement, on the basis of the payment of the transfer price of all equity interests by the Transferee to the Transferor;

Disclosure: the disclosure by the Transferor to the Transferee of all materials relating to or all facts and matters in connection with the Target Company and the transfer of the subject matter for the purpose of signing the Agreement with the Transferee;

Signing Date: the date on which the parties sign the Agreement;

Approval Authority: the administrative department responsible for approving the transaction under the Agreement in accordance with relevant investment regulations of China;

Loss: all losses, fees (including but not limited to legal fees and expert and consultant fees), payment, expenses, and expenditure incurred as a result of liabilities, litigations, legal procedures, claims for compensations, and claims of rights;

Taxes: any and all applicable taxes (including any VAT or business tax, stamp duty or other taxes, levies, taxation, charges, deductions, or withholdings of any nature and kind) imposed, levied, collected or assessed by any department anywhere);

Previous Equity Transfer: the transfer by Hong Kong Autohome Finance Co., Ltd. of 25% of the Target Company’s equity interests held by it to Jielian Development Co., Ltd. in accordance with the equity transfer agreement signed by Hong Kong Autohome Finance Co., Ltd., Jielian Development Co., Ltd., the Transferee and Beijing Cheerbright Technologies Co., Ltd. on September 19th, 2017;

Debt: in respect of any person, any obligation to pay or repay (whether relating to interest, principal or otherwise) arising out of the borrowing of money or the assuming of obligations or responsibilities (whether present or future, real or contingent, primary debt or guarantee obligation);

Government Department: Chinese governments at central, provincial, and local levels, including all the ministries, commissions, offices, bureaus, and agencies at national, provincial, county and other administrative levels that have jurisdiction over a party’s activities related to the matters described in the Agreement or any other agency that performs a regulatory function;

Transfer: the transfer of the Underlying Equity by the Transferor to the Transferee in accordance with the terms and conditions of the Agreement;

Assets: all properties and assets owned and used in the business by the Target Company.

1.2	Interpretation and Miscellaneous

1.2.1 Interpretation

In this Agreement, unless the context requires otherwise:

An “authorization” includes any authorization, approval, consent, resolution, license, filing, registration and exemption;

2 / 11

“Laws” and/or “regulations” includes any constitutional provisions, laws, regulations, departmental rules, or other laws and regulations officially promulgated by the competent authority in accordance with the Legislative Law of China, or any regulations officially promulgated by the provincial government where the Target Company is located (including the interpretation and application of the above, for example, any legal documents adopted to replace, amend, supplement or unify the above);

“China” refers to the mainland of the People’s Republic of China, and does not include Hong Kong, Macau, and Taiwan for the purposes of the Agreement.

1.2.2 Miscellaneous

Unless the context otherwise requires or otherwise specified in the terms of the Agreement:

(1)	The title of this Agreement is for reference only and does not affect the interpretation of the Agreement;

(2)	Any reference to a clause or paragraph, unless the context requires otherwise, is to the corresponding clause and paragraph of the Agreement;

(3)	Any reference to a document shall include amendments, supplements, substitutions, or updates to the document, but any changes, supplements, substitutions, or updates made to the document in violation of the Agreement are not included.

(4)	Any reference to the parties of any document shall include the parties and any subsequent successors and permitted transferors;

(5)	Unless otherwise specified, the time referred to in this Agreement is Beijing time;

(6)	Unless the context otherwise requires, singular expressions shall have the plural meaning and vice versa.

Chapter II Transaction Overview

2.	Equity Transfer

2.1 Overview

In accordance with the terms and conditions described in the Agreement, the Transferor agrees to transfer the Underlying Equity held by it to the Transferee and the Transferee agrees to purchase the Underlying Equity held by the Transferor, including all current and future rights and interests ancillary to the Underlying Equity.

2.2	Transfer Price

The parties acknowledge that the transfer price of the Underlying Equity shall be RMB103,000,000, meaning the transfer price of the Underlying Equity to be paid by the Transferee to the Transferor is RMB103,000,000 (hereinafter referred to as “Transfer Price”). For the avoidance of doubt, it is stated here that the Transfer Price already includes all the income tax that the Transferor shall pay in connection with the transfer as required by law, which means, the Transferee is not obligated to make up for the difference between the transfer price actually received by the Transferor as a results of the Transferor’s payment of income tax in connection with the transfer as required by law and the transfer price agreed in the Agreement.

3 / 11

Chapter III Transaction Measures

In order to successfully implement the transaction under the Agreement, the Transferor and the Transferee agree to follow the principles and contents as stipulated in the Agreement and the following conditions and procedures, and the Transferor and the Transferee shall actively assist in the timely submission of various materials, the signing of the relevant documents, and the joint implementation and completion of the following matters:

3.	Payment of Equity Transfer Price

3.1	Upon the signing of the Agreement and within 7 business days from the date on which all the prerequisites for delivery listed in Article 3.3 are fulfilled, the Transferee shall pay 50% of the Transfer Price (which is RMB51,500,000) to the designated account of Transferor. The date of payment by the Transferee in accordance with the provisions of this Article shall be the “Date of First Payment”.

3.2	The Transferee shall, within 7 business days from the date when the Target Company obtains the notice of the change of shareholders of the Target Company issued by the Industrial and Commercial Bureau (the Transferee shall do its utmost to cooperate with the above change of shareholders), pay the remaining Transfer Price (which is RMB51,500,000) to the designated account of the Transferor.

3.3	The Transferee’s payment of the Transfer Price to the Transferor pursuant to the provisions of Article 3.1 of the Agreement shall be based on the satisfaction or the exemption in writing by the Transferee of each of the following conditions (the “Delivery Conditions”):

(a)	The Transferor’s representations and warranties in the Agreement shall be true, correct and complete in all respects on the date of signing of the Agreement and on the Date of First Payment, and shall have the same force and effect as if made on the Date of First Payment (except for the representations and warranties clearly stated to be made on a specific date only); the commitments and covenants contained in the Agreement that shall be fulfilled by the Transferor on or before the Date of First Payment have been fulfilled.

(b)	Transaction Agreement. All relevant parties have duly signed all transaction agreements and delivered the original documents to the Transferee.

(c)	No government department has formulated, issued, promulgated, implemented, or adopted any laws or government orders that would render the transactions contemplated in the Agreement unlawful or otherwise restrict or prohibit the transactions contemplated in the Agreement.

(d)	No claims with respect to the Transferor or the Underlying Equity have been or may be filed, and such claims are intended to restrict the transactions contemplated in the Agreement, or cause significant changes to the terms of such transactions, or may render the completion of such transactions impossible or illegal, or may not be appropriate to proceed or may have a material adverse effect on the Transferee or the Underlying Equity.

4 / 11

(e)	The Target Company has made relevant resolutions at the shareholders’ meeting on approving the equity transfer (which shall contain the waiver of the preemptive rights by shareholders who are entitled) and the resolutions of the board of directors. The Transferor has obtained all the permission, supervision, approval or consent (if applicable) to sign and perform the Agreement and the equity transfer (including internal permission, approval or resolution procedures of the company), and the signing and performance of the transaction document will not result in the violation of any applicable laws, statutory organization documents and contractual documents to which they are parties by the Transferor.

(f)	The Previous Equity Transfer has been completed, which means, Jielian Development Co., Ltd. has paid the transfer price of all equity interests to Hong Kong Autohome Finance Co., Ltd. in accordance with the stipulations of the previous equity transfer agreement.

3.4	Either party who fails to perform, or delays or is negligent in the performance of Article 3 (implementation of the transactions) in violation of the provisions of this Agreement shall be liable to the non-defaulting party for breach of contract.

3.5	The expenses incurred in handling the equity transfer and registration procedures required by Chinese laws shall be borne by the parties hereto in accordance with relevant laws and regulations.

Chapter IV Representations and Warranties

4.	Either party represents and warrants to the other party that on the date of signing the Agreement:

4.1	According to the law where it is formed or established, the party is an independent legal entity which is legally established and validly existing and has completed related procedures;

4.2	The party has all the rights and authorizations for entering into this Agreement and performing the obligations hereunder, and has obtained the approval from relevant shareholders’ meetings and board meetings;

4.3	The party has granted its authorized representative the right to sign the Agreement; and

4.4	The signing of the Agreement and performance of the obligations hereunder by the party will not: (1) violate any provisions of its business license, establishment agreement, articles of association or similar organization documents; (2) violate any laws, regulations, rules or any government authorizations or approvals; and (3) result in substantial breach of contract under the contract to which it is a party (or to which it is subject).

In addition to the above, with respect to the Underlying Equity, the Transferor hereby makes the following representations and warranties to the Transferee:

4.5	There are neither pending litigations, legal procedures or requests by any third party, court, government agency or arbitral institution over the ownership of the Underlying Equity, nor any litigation, legal procedures or requests received in writing that will materially or adversely affect the ability of the Transferor to perform its obligations under this equity transfer.

5 / 11

4.6	The Transferor shall complete tax returns on the proceeds of the equity transfer, and any risk or loss resulting from the failure of the Transferor to complete the tax return in a timely manner shall be borne by the Transferor.

The representations and warranties made by the parties hereto before this article are continuous. Such representations and warranties will be deemed made repeatedly on the date of signing and before completion of the transaction and will not be invalid as a result of the completion of the transaction.

Chapter V Debt Obligations

5.	Debt Obligations Principle

5.1	The Transferee acknowledges that as of the date of signing the Agreement, all liabilities (including contingent liabilities) of the Target Company shall be borne by the Transferee and other shareholders of the Target Company on the basis of the equity and registered capital of the Target Company held at the time of completion of the transaction. The Transferor shall no longer bear any debt of the Target Company.

5.2	From the date of signing the Agreement to the Delivery Date, any new debts of the Target Company shall not relate to the Transferor. For the avoidance of doubt, if such new debts occur due to reasons attributable to the Transferor, they shall be entirely borne by the Transferor and not relate to the Transferee and the Target Company.

Chapter VI Termination

6.	Termination

This Agreement shall be terminated under the following circumstances:

6.1	The parties hereto agree in writing to terminate this Agreement.

6.2	This Agreement is terminated due to force majeure events. “Force Majeure Event” means any incident beyond the reasonable control of any party of the transferor or the transferee (“affected party”), including but not limited to strikes, riots, wars, terrorist acts, epidemics or plagues (including atypical pneumonia or bird flu), laws, regulations, rules, policies, orders or notices issued or executed by any government agency after the date of this Agreement, fire, flood, earthquake and other natural events. If a force majeure event lasts for more than 60 days from the date of its occurrence, and there is a material adverse effect on the performance of this Agreement, the parties may agree in writing to terminate this Agreement through negotiation.

6.3	After the signing of this Agreement, if this Agreement cannot be performed, or the purpose of this Agreement cannot be achieved due to the reasons of the state policy or the newly enacted laws and regulations, this Agreement shall be automatically terminated from the date when either party sends the written notice of termination.

6 / 11

6.4	Once this Agreement is cancelled, except as otherwise agreed between the parties for the time being, the parties hereto shall return the consideration obtained under this Agreement from the other party on the principle of fairness, reasonableness and good faith so as to restore the status at the time of signing this Agreement.

Chapter VII Breach of Contract and Compensation

7.1	Liability for Breach of Contract

7.1.1	If any party hereto violates or fails to perform any of the provisions or obligations of this Agreement, such party shall bear the liability for compensation as stipulated in clause 7.2.1 of this Agreement.

7.1.2	After the defaulting party bears the liability for compensation to the other party, the other party shall not be deemed to have waived its rights and powers, nor shall it damage, affect or limit all rights and powers entitled to such party according to this Agreement and relevant laws and regulations.

7.2	Compensation

7.2.1	Notwithstanding any other provision of this Agreement, upon the request of the observing party, the defaulting party shall compensate the observing party and protect the observing party against all direct losses to the observing party arising from the following:

(1)	Any circumstance in which the defaulting party breaches any warranty.

(2)	Any circumstance in which the defaulting party breaches any of the promises or provisions in this Agreement or is negligent in performing any of the obligations under this Agreement.

Chapter VIII Miscellaneous Clauses

8.1	Confidentiality

(1)	Without the prior written consent of the other party (the approval is not unreasonably retained or delayed), no party shall make or issue, nor shall any other parties, on behalf of such party, make or issue any announcement or notice on the existence of this Agreement, other terms of this transaction or the proposed transactions under this Agreement; nonetheless, such restrictions shall not apply to any announcement or notice requested by the law or any government authority; nevertheless, the party obliged to make the announcement or give notice shall consult with the other party within a reasonable and feasible scope before performing such obligations.

7 / 11

(2)	Subject to the provisions of the preceding paragraph, the parties acknowledge that the transactions described in this Agreement are confidential in nature and shall not be disclosed unless required by law. No party shall make any public disclosure of the specific clauses of this Agreement (except as required by the law governing either party, provided that the form and content of any such disclosure shall be agreed upon by both parties in advance). Nonetheless, the foregoing restrictions shall not apply to the disclosure of the specific clauses of this Agreement or the transactions described in this Agreement to the consultants (law, finance or other), agents or borrowers of any party related to this Agreement.

8.2	Costs and Taxes

Either party shall bear all costs and taxes (if applicable, including but not limited to agency fees, audit fees, legal fees, income taxes and stamp duties) incurred by itself in the preparation, negotiation and conclusion of this Agreement and the transaction.

8.3	General Provisions

(1)	Modifications to this Agreement shall be made in writing and signed by the representatives of the parties; otherwise, such modifications shall be invalid.

(2)	The rights and remedies of the Transferee under this Agreement are cumulative and do not exclude rights or remedies endowed by law.

(3)	Failure to exercise or delay the exercise of certain right or remedy endowed by this Agreement or the law does not damage or constitute a waiver of such right or remedy, nor does it damage or constitute a waiver of any other rights or remedies.

(4)	Except for fulfilled obligations and unless otherwise agreed in this Agreement, the obligations in this Agreement shall remain in effect after the transaction is completed.

(5)	Any party gives grace or extension for any breach of contract or delay in performance to the other party shall not be regarded as a waiver of rights and powers of such party, nor shall it damage, affect or limit all rights and powers entitled by this Agreement and related laws and regulations.

(6)	If any provisions of this Agreement are identified to be illegal, invalid or non-executable in accordance with the PRC laws, the invalidation, non-effectiveness, and non-execution of any invalid clauses of this Agreement shall not affect or impair the validity, effectiveness and enforceability of any other clauses. Nevertheless, the parties hereto should also cease to perform the invalid, non-effective, and unenforceable clauses, and to the extent of its original intent, the parties shall conduct negotiation in good faith to amend it to the extent that such specific facts and circumstances are executable.

8.4	Notice

(1)	Any notice or other communication (“Notice”) under this Agreement or in connection with this Agreement shall be written in Chinese in writing and sent by hand, famous express or via e-mail to the address/e-mail address of the receipt in Item ③ hereunder.

8 / 11

(2)	Unless there is evidence to prove that the notices have been received earlier, the notice shall be deemed to be served on the following date in the following manner:

①	If the notice is delivered by hand, it shall be deemed to be served to the address mentioned in Item ③ hereunder;

②	If the notice is delivered by famous express, it shall be deemed to be served within two working days after posting; and

③	The address and email address of the parties are as follows:

Parties concerned	Address	E-mail address	Designated recipient
Transferor	6F, Contact Building, Beijing	[REDACTED]	Xu Dian

Transferee	10F, Tower 3, YOUYOU Century Plaza, No. 428, Yanggao South Road, Pudong New Area, Shanghai	[REDACTED]	Ye Yun

8.5	Applicable Law and Dispute Resolution

This Agreement applies to the PRC laws. Any dispute arising from this Agreement or in connection to this Agreement shall be rendered to the Beijing Arbitration Commission, that is Beijing International Arbitration Center, for arbitration in accordance with its arbitration rules. The arbitral award is final and binding on the parties.

8.6	Effectiveness and Duration of the Agreement

This Agreement shall become effective after being signed by the authorized representatives of the parties and stamped with the contract seal.

8.7	Agreement Text

This Agreement is made in five counterparts. Each party and the Target Company hold one copy. The remaining copies are for review and filing purposes. Remaining copies (if any), shall be kept by the Target Company. Each copy has the same legal effect. Each Agreement signed and delivered is an original copy of the Agreement.

(No text below)

9 / 11

(No text on this page. It is the signing page of the Equity Transfer Agreement)

Transferor:

Ningbo Meishan Bonded Harbor Zone Xinxiang Investment Management L.P.

Authorized representative: Li Xiang

Signature:	/s/ Li Xiang
[Seal]

10 / 11

(No text on this page. It is the signing page of the Equity Transfer Agreement)

Transferee:

Shanghai Cango Investment and Management Consultation Service Co., Ltd.

Authorized representative: Zhang Xiaojun

Signature:	/s/ Zhang Xiaojun
[Seal]

11 / 11